Exhibit 99.1


Firstmark Corp. Announces Plan to Sell Insurance Subsidiary to Old Guard Group, Inc.

RICHMOND, Va., Dec. 3 /PRNewswire/ -- Firstmark Corp. (Nasdaq: FIRM) announced today that it has reached a definitive agreement to sell all of the stock of its principal subsidiary Southern Title Insurance Corp. (STIC) and related corporate entities to Old Guard Group, Inc. (Nasdaq: OGGI), the Lancaster, Penn.-based insurance company.

Under the terms of the agreement, unanimously approved by the boards of directors of both companies, Old Guard will acquire the stock of STIC as well as related corporate entities and operations in a transaction valued at approximately $8 million, of which $6.75 million will be paid in cash at closing, with the balance to be paid subject to an earnout over a three year period. The transaction is subject to regulatory and shareholder approval and is expected to close during the first quarter of 1999.

Donald V. Cruickshanks, president and chief executive officer of both Firstmark Corp. and STIC, will continue to head STIC operations upon completion of the transaction. STIC will become an operating unit within the Old Guard family of insurance companies.

Commenting on the planned sale of STIC, Cruickshanks, who will also continue to serve as president of Firstmark said: "The proceeds from this planned transaction will significantly enhance the liquidity and overall financial strength of Firstmark Corp., and it will enable the company to expand opportunities going forward."

Firstmark Corp., founded in 1982, is a publicly-held Maine company with executive offices in Richmond, Va. Its principal subsidiary is Southern Title Insurance Corp., founded in 1925, which provides residential and commercial title insurance and related services through more than 100 offices. The company also has various real estate holdings and venture capital investments. The company's stock trades on Nasdaq under the symbol FIRM.

Certain statements in this letter may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Although Firstmark believes that its expectations with respect to certain forward-looking statements are based upon reasonable assumptions within the bounds of its business operations, there can be no assurance that actual results, performance or achievements of Firstmark will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.